Exhibit 99.1

For more information, contact:

David Flanery

Chief Financial Officer

502-261-4753

PAPA JOHN’S REPORTS FIRST
QUARTER EARNINGS AND REVENUES

April Comparable Sales Results Announced

Highlights

•      Earnings Per Share of $0.47 vs. $0.61 in 2003

•      2004 EPS includes a $0.05 loss associated with the consolidation of BIBP Commodities, Inc., the franchisee-owned cheese purchasing company, deemed to be a variable interest entity under FASB FIN 46 accounting rules

•      34 restaurant openings (2 company-owned and 32 franchised) and 23 closures (2 company-owned and 13 franchised Papa John’s and 8 franchised Perfect Pizza restaurants)

•      Domestic system-wide comparable sales increased 0.5% for the first quarter and decreased 5.0% in April

Louisville, Kentucky (May 4, 2004) – Papa John’s International, Inc. (Nasdaq: PZZA) today announced revenues of $236.9 million for the first quarter of 2004, representing an increase of 2.0% from revenues of $232.3 million for the same period in 2003.  Net income for the first quarter of 2004 was $8.5 million compared to last year’s reported net income of $11.0 million, and diluted earnings per share was $0.47 for the first quarter of 2004 as compared to $0.61 for the same period in 2003. The 2004 results included a net loss of $1.0 million, or $0.05 per share, from the consolidation of the results of the cheese purchasing company, BIBP Commodities, Inc. (BIBP), a variable interest entity.

As previously announced, domestic system-wide comparable sales for the first quarter increased 0.5% (composed of a 1.3% increase at company-owned restaurants and a 0.2% increase at franchise restaurants).  The company today announced April domestic system-wide comparable sales decreased approximately 5.0% (2.4% decrease at company-owned restaurants and 5.8% decrease at franchised restaurants).  Total April international system-wide sales decreased 0.3% on a constant U.S. dollar basis.

A total of 34 Papa John’s restaurants were opened (two company-owned and 32 franchised), and 23 restaurants closed (two company-owned and 13 franchised Papa John’s restaurants and eight franchised Perfect Pizza restaurants) during the quarter.  As of March 28, 2004, there were 2,809 Papa John’s restaurants (570 company-owned and 2,239 franchised) operating in 49 states and 17 international markets.  The company is also the franchisor of 127 Perfect Pizza restaurants in the United Kingdom.

First Quarter Operating Results

As disclosed in previous releases, as required by Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, An Interpretation of Accounting Research Bulletin No. 51 (FIN 46), this is the first quarter that the company’s operating results include BIBP’s operating results.  The consolidation of BIBP is expected to have a significant impact on the company’s operating results and income statement presentation as described below.

Consolidation accounting requires the net impact from the consolidation of BIBP to be reflected in two separate components of the company’s statement of income.  The first component is the portion of BIBP operating income or loss attributable to the amount of cheese purchased by company-owned restaurants during the period.  This portion of BIBP operating income (loss) will be reflected as a reduction (increase) in the “Domestic restaurant expenses - cost of sales” line item.  This approach effectively reports cost of sales for company-owned restaurants as if the purchasing arrangement with BIBP did not exist and such restaurants were purchasing cheese at the spot market prices (i.e., the impact of BIBP is eliminated in consolidation).

The remainder of the net impact from the consolidation of BIBP will be reflected in the caption “Loss (income) from the franchise cheese purchasing program, net of minority interests.”  This line item represents BIBP’s income or loss from purchasing cheese at the spot market price and selling to franchised restaurants at a fixed quarterly price, net of any income or loss attributable to the minority interest BIBP shareholders.  The amount of income or loss attributable to the BIBP shareholders depends on its cumulative shareholders’ equity balance and the change in such balance during the reporting period.

We have included in the attached Summary Financial Data schedule pre-tax income results by reporting segment that isolate the impact of BIBP on the total operating results of the company.

During the first quarter of 2004, domestic corporate restaurant sales were $106.2 million, essentially flat as compared to sales for the same period in 2003.  The 1.3% increase in comparable sales in the first quarter of 2004 was offset by a 2.4% decrease in equivalent units, as the company closed 22 under performing restaurants in the fourth quarter of 2003.  Domestic franchise sales increased 1.6% to $335.0 million from $329.6 million for the same period in 2003 primarily resulting from a 0.7% increase in the number of equivalent franchise units and an increase in average sales volumes for franchise units not included in the comparable sales unit base.

The first quarter comparable sales base for domestic corporate restaurants consisted of 547 units, or 97.1% of total equivalent units, and the domestic franchise base consisted of 1,926 units or 96.5% of total equivalent units.  Average weekly sales for restaurants included in the corporate comparable base were $14,625, while other corporate units averaged $10,365 for an overall average of $14,503.  Average weekly sales for the restaurants included in the franchise comparable base were $12,968, while other franchise units averaged $11,499 for an overall average of $12,917.

Domestic franchise royalties were $12.9 million in the first quarter of 2004, a 3.1% increase from $12.5 million for the comparable period in 2003, primarily due to the previously mentioned increase in franchised sales and a slight improvement in the net recognized royalty rate.  Domestic franchise and development fees were $534,000 in the quarter, including approximately $134,000 recognized upon development cancellation or franchise renewal and transfer, compared to $331,000 for the same period in 2003.  There were 20 domestic franchise restaurant openings in 2004 compared to 15 in 2003.

The restaurant operating margin at domestic company-owned units was 16.3% in the first quarter of 2004 compared to 17.7% for the same period in 2003, consisting of the following differences:

•      Cost of sales was 2.2% higher in 2004, due to higher cheese costs and the impact of portion increases for several core pizza products implemented during the second quarter of 2003.  The consolidation of BIBP increased the cost of sales 1.2%.

•      Salaries and benefits were 0.6% lower in 2004 due to staffing efficiencies.

•      Advertising and related costs were 0.3% lower reflecting reduced local market co-op spending.

•      Occupancy costs were 0.3% higher in 2004 due primarily to increased utility costs and general insurance costs.

•      Other operating expenses were 0.2% lower in 2004 primarily from a decrease in mileage reimbursement and lower repairs and maintenance costs.

Domestic commissary sales increased slightly to $94.5 million for the first quarter of 2004 from $93.9 million for the comparable period in 2003, as the impact of cheese price increases was substantially offset by lower volumes.  Other sales increased to $14.7 million for the first quarter of 2004 from $11.6 million for the comparable period in 2003, primarily as a result of promotional items sold associated with our March 2004 NCAA national promotion and an increase in revenues associated with insurance-related services provided to franchisees.

Domestic commissary and other margin was 8.3% in the first quarter of 2004 compared to 10.2% for the same period in 2003.  Cost of sales was 72.1% of revenues in 2004 compared to 70.5% in 2003 primarily due to higher food costs incurred by the commissaries (such as cheese, which has a fixed dollar as opposed to fixed percentage mark-up), and an increase in the sales of the above-noted March 2004 promotional items, which had a relatively low margin.  Salaries and benefits were 0.4% lower as a percentage of sales for 2004 as compared to 2003 due to cost reduction efforts.  Other operating expenses increased to 13.0% in 2004 from 12.4% in 2003, primarily as a result of increased costs associated with insurance-related services to franchisees.

The loss from the franchise cheese purchasing program, net of minority interests, was $372,000 during the first quarter of 2004.  This represents the portion of the total $5.3 million BIBP operating loss related to the proportion of BIBP cheese sales to franchisees (77%) or $4.1 million, less the $3.7 million attributable to the minority interest shareholders of BIBP, representing the amount of operating loss absorbed by the equity surplus during the period.

International revenues, which include the Papa John’s United Kingdom operations, were $8.0 million compared to $7.8 million for the same period in 2003, as revenues from increased unit openings and the impact of a more favorable dollar/pound exchange rate more than offset a decrease in restaurant revenues due to fewer company-owned restaurants during the first quarter of 2004 (two) as compared to an average of eight restaurants for the comparable period in 2003.  International operating margin increased to 17.0% in 2004 from 13.8% in 2003 primarily due to the disposition of company-owned restaurants, which had a lower operating margin than our commissary operation.

General and administrative expenses were $18.5 million or 7.8% of revenues in the first quarter of 2004 compared to $16.6 million or 7.1% of revenues in the same period in 2003. The increase in 2004 as compared to 2003 is primarily attributable to a $575,000 increase in bonuses paid to corporate and restaurant management, a $540,000 increase in compensation expense related to stock options awarded in late 2003 that vest over a 12-month period throughout 2004 and $400,000 of consulting fees associated with our recent initiatives to identify opportunities for improving restaurant operating margins (see further discussion concerning restaurant initiatives below).  Additionally, G&A salaries and benefits increased approximately $650,000, as certain positions in the franchise sales and marketing areas were filled throughout 2003 and severance was recognized in the first quarter of 2004 related to the elimination of certain positions, the savings from which will be realized in subsequent quarters.

A provision for uncollectible notes receivable of $232,000 was recorded in the first quarter of 2004 as compared to $426,000 for the same period in 2003.  The provision was based on our evaluation of our franchise loan portfolio, and primarily relates to specific loans for which certain scheduled payments have been deferred as part of an overall workout arrangement.

Other general expenses were $953,000 in the first quarter of 2004 compared to $491,000 for the comparable period in 2003.  The 2004 amount includes $34,000 of pre-opening costs, $54,000 of relocation costs, $288,000 of disposition and valuation related costs of other assets and a $453,000 provision for uncollectible accounts receivable.  This provision for uncollectible accounts receivable relates primarily to two specific franchisees (representing 52 restaurants).  The 2003 other general expenses amount includes $68,000 of pre-opening costs, $50,000 of relocation costs and $236,000 related to disposition or valuation losses for other assets.

Depreciation and amortization was $7.6 million (3.2% of revenues) for the first quarter of 2004 as compared to $7.9 million (3.4% of revenues) for the same period in 2003.

Net interest expense was $1.3 million in the first quarter of 2004 as compared to $1.7 million in 2003, due to the lower outstanding debt balance and lower effective interest rate on our debt. The company’s effective income tax rate was 37.5% in both 2004 and 2003.

Cheese Costs

The cost of cheese has historically represented approximately 35% to 40% of our restaurant cost of sales.  In January 2000, Papa John’s Franchise Advisory Council initiated a program through the formation of BIBP that allows the cost of cheese to Papa John’s restaurants to be established on a quarterly basis.  Accordingly, at the segment level, the company’s cheese costs do not mirror the actual block market price for cheese on a short-term basis.  As previously mentioned, beginning with the first quarter of 2004, the consolidation of BIBP, as a result of the adoption of FIN 46, results in the company-owned restaurant cost of sales reflecting the actual spot market price of cheese paid by BIBP.

The following table presents the actual average block market price for cheese and the BIBP block price by quarter for 2003 and as projected through the end of 2004 (based on the April 30, 2004 Chicago Mercantile Exchange (CME) milk futures market prices):

	2004				2003
	BIBP Block Price		Actual Block Price		BIBP Block Price	Actual Block Price

Quarter 1	$1.220		$1.426		$1.159	$1.115
Quarter 2	1.326		2.001	est.	1.122	1.134
Quarter 3	1.550	est.	1.657	est.	1.242	1.536
Quarter 4	1.581	est.	1.455	est.	1.217	1.474
Full Year	$1.419		$1.635		$1.185	$1.315

Based on the above-noted CME milk futures market prices and the actual second quarter and projected third and fourth quarter 2004 and first quarter 2005 cheese costs to restaurants as determined by the BIBP pricing formula, the consolidation of BIBP is projected to impact the company’s operating income as follows (in thousands):

Increase / (Decrease)

Quarter 2 - 2004	$(18,000)
Quarter 3 - 2004	(3,000)
Quarter 4 - 2004	4,000
Quarter 1 - 2005	5,000
$(12,000)

These projections for the next four quarters show an approximate $6 million improvement from comparable amounts included in the April 6, 2004 release, reflecting reductions in milk futures market prices for that time frame and demonstrating the inherent volatility in this marketplace.

Restaurant Initiatives

The company has announced several restaurant initiatives during the past two years, including an increase in General Manager and Assistant Manager salaries, and portion increases at its corporate restaurants for several of its core pizza products.  We have experienced improved operational trends as a result of these initiatives, including reduced turnover at the General Manager and Assistant Manager positions, and improved product and service quality and consistency.  However, the improvements have not yet translated to the increased sales we had anticipated, as the overall restaurant industry, pizza category and economy continue to produce a very challenging environment.  According to industry sources, customer traffic count has declined or remained flat in the QSR pizza segment for the latest eight reported consecutive quarters.  Given the current industry and overall economic environment, management cannot predict when operational improvements resulting from these initiatives, or otherwise, may result in improving sales trends.

We have also previously announced initiatives to identify opportunities for improving restaurant operating margin.  During the first quarter of 2004, we have focused our initiative program on procurement and administrative costs.  We believe the projected savings in 2004 from these initiatives will substantially offset the increases in cheese (exclusive of the impact of consolidating BIBP) and other commodities that have or are projected to occur for our corporate restaurants.

New Marketing Program

The company recently announced the launch of a new “Pizza and Entertainment” promotion and advertising campaign signaling a change in marketing direction and strategy.  The foundation of this plan features a commitment to new product news, taking advantage of Papa John’s positive experience with new product introductions in the past two years.

Papa John’s will supplement this product development effort with entertainment premiums intended to give customers even more value for their money.  The initial promotion that began May 3 offers customers one of three DVD movies with the purchase of a large The Works or any other large pizza at regular menu price.  The titles for this first offering are “Weekend at Bernie’s,” “Don Juan Demarco” and Trial and Error.”  Future titles will be made available along with Papa John’s product offerings.

Additionally, the domestic system recently authorized an increase in the contribution level to the national Marketing Fund as a percentage of restaurant sales, effective beginning with contributions based on June sales.  The company expects that the majority of the incremental funds generated by this increase in contribution percentage will be utilized to increase the level of national television advertising conducted during the last half of the year in support of the new marketing program.

Earnings Guidance for 2004 Reaffirmed

Although slightly negative domestic system-wide comparable sales for the first four months of 2004 were somewhat below our expectations, we believe the above-noted marketing initiatives will improve sales trends throughout the remainder of 2004 and result in the achievement of our existing guidance of flat to 2% increase in full year comparable sales. In addition, the above-noted procurement and administrative costs savings initiatives are expected to substantially offset the recent and projected increases in cheese and other commodities.  Accordingly, the company reaffirms its previously announced earnings per share guidance of $2.20 to $2.28, excluding the earnings impact from the consolidation of BIBP.  Based on the current CME milk futures market prices, the consolidation of BIBP is expected to reduce 2004 pre-tax income approximately $18.6 million (including the $1.6 million impact in the first quarter) or $0.64 per share.  Accordingly, 2004 earnings guidance including the expected impact from the consolidation of BIBP is projected to be in the $1.56 to $1.64 range. As demonstrated above, the inherent volatility in the cheese spot market and milk futures market can lead to similar volatility in projections of the impact of the consolidation of BIBP on the company’s financial results.  Accordingly, we will update these projections on a quarterly basis.

Share Repurchase Activity

The company repurchased 728,000 shares of common stock at an average price of $33.72 per share during the first quarter of 2004.  The company’s Board of Directors has authorized the repurchase of up to an aggregate $400 million of common stock through December 26, 2004.  Through March 28, 2004, $376.2 million had been repurchased (representing 14.3 million shares at an average price of $26.32 per share) since the program began in 1999.  Approximately 17.7 million actual shares were outstanding as of March 28, 2004 (approximately 18.1 million shares on a fully-diluted basis).  Subsequent to March 28, 2004 to date, the company has repurchased 131,000 shares of common stock for $4.4 million (an average price of $33.32 per share).

The company’s 2003 and 2004 share repurchase activity increased earnings per share by approximately $0.01 for the first quarter of 2004.

*   *   *   *

As of April 25, 2004, Papa John’s had 2,801 restaurants (567 company-owned and 2,234 franchised) operating in 49 states and 16 international markets.  Papa John’s also owns or operates an additional franchised 128 Perfect Pizza restaurants in the United Kingdom.  For more information about the company, please visit www.papajohns.com.

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements.  Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, utilities, employee benefits and similar costs; and economic, political and public health conditions in the countries in which the company or its franchisees operate.  These factors might be especially harmful to the financial viability of franchisees in under-penetrated or emerging markets, leading to greater unit closings than anticipated.  Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

Summary Financial Data
Papa John’s International, Inc.

	Three Months Ended
(In thousands, except per share amounts)	March 28, 2004	March 30, 2003

Revenues	$236,909	$232,282

Net income	$8,486	$10,985

Diluted earnings per share	$0.47	$0.61

Diluted weighted-average shares outstanding	18,149	18,023

EBITDA (A)	$22,395	$27,141

The following is a summary of our income before income taxes by reporting segment:

Domestic restaurants	$1,935	$891
Domestic commissaries (B)	5,545	5,635
Domestic franchising	11,837	12,218
International	216	(336)
VIEs, including BIBP	(1,645)	—
All others	607	843
Unallocated corporate expenses (C)	(4,907)	(1,602)
Elimination of intersegment profits	(10)	(72)
Total income before income taxes	$13,578	$17,577

The following is a reconciliation of EBITDA to net income:

EBITDA (A)	$22,395	$27,141
Income tax expense	(5,092)	(6,592)
Interest expense	(1,397)	(1,908)
Investment income	141	254
Depreciation and amortization	(7,561)	(7,910)
Net income	$8,486	$10,985

(A)          EBITDA represents operating performance before depreciation, amortization, net interest and income taxes.  While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States, it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements.  EBITDA is not necessarily a measure of the company’s ability to fund its cash needs.

(B)           The results for the domestic commissaries segment are impacted by a reduction in the corporate expense allocations approximating $650,000 in the 2004 quarter as compared to the 2003 quarter.

(C)           The increase in 2004 unallocated corporate expenses from 2003 is primarily due to the previously mentioned $2.0 million increase in G&A expenses, the above-noted reduction in the corporate allocations to domestic commissaries approximating $650,000 and an increase in the provision for uncollectible accounts receivable of $453,000.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended
(In thousands, except per share amounts)	March 28, 2004	March 30, 2003
	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Restaurant sales	$106,173	$106,242
Franchise royalties	12,911	12,517
Franchise and development fees	534	331
Commissary sales	94,536	93,868
Other sales	14,724	11,557
International:
Royalties and franchise and development fees	1,764	1,484
Restaurant and commissary sales	6,267	6,283
Total revenues	236,909	232,282

Costs and expenses:
Domestic:
Restaurant expenses:
Cost of sales	25,859	23,496
Salaries and benefits	33,519	34,194
Advertising and related costs	9,447	9,762
Occupancy costs	6,401	6,094
Other operating expenses	13,643	13,919
	88,869	87,465

Domestic:
Commissary and other expenses:
Cost of sales	78,797	74,365
Salaries and benefits	7,179	7,330
Other operating expenses	14,237	13,021
	100,213	94,716

Loss from the franchise cheese purchasing program, net of minority interests	372	—

International operating expenses	5,202	5,416

General and administrative expenses	18,534	16,552
Provision for uncollectible notes receivable	232	426
Restaurant closure, impairment and disposition losses	139	75
Other general expenses	953	491
Depreciation and amortization	7,561	7,910
Total costs and expenses	222,075	213,051

Operating income	14,834	19,231
Investment income	141	254
Interest expense	(1,397)	(1,908)
Income before income taxes	13,578	17,577
Income tax expense	5,092	6,592

Net income	$8,486	$10,985
Basic earnings per common share	$0.48	$0.61
Earnings per common share - assuming dilution	$0.47	$0.61
Basic weighted-average shares outstanding	17,833	17,919
Diluted weighted-average shares outstanding	18,149	18,023

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	March 28, 2004	December 28, 2003
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$9,045	$7,071
Accounts receivable	23,277	19,717
Inventories	16,310	17,030
Prepaid expenses and other current assets	11,552	11,590
Deferred income taxes	6,671	7,050
Total current assets	66,855	62,458

Investments	7,512	7,522
Net property and equipment	204,737	203,818
Notes receivable from franchisees and affiliates	4,757	11,580
Goodwill	51,856	48,577
Other assets	16,102	13,259
Total assets	$351,819	$347,214

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$25,267	$28,309
Income and other taxes	13,673	12,070
Accrued expenses	41,907	40,288
Current portion of debt	4,077	250
Total current liabilities	84,924	80,917

Unearned franchise and development fees	6,782	5,911
Long-term debt, net of current portion	67,500	61,000
Deferred income taxes	7,778	7,881
Other long-term liabilities	30,097	32,233
Total liabilities	197,081	187,942

Total stockholders’ equity	154,738	159,272
Total liabilities and stockholders’ equity	$351,819	$347,214

Note:  The balance sheet at December 28, 2003 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.

Restaurant Progression
Papa John’s International, Inc.

	First Quarter Ended March 28, 2004
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	568	2	2,006	214	2,790
Opened	2	—	20	12	34
Closed	(2)	—	(9)	(4)	(15)
End of Period	568	2	2,017	222	2,809

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	135	135
Closed	—	—	—	(8)	(8)
End of Period	—	—	—	127	127

	First Quarter Ended March 30, 2003
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	585	9	2,000	198	2,792
Opened	3	—	15	8	26
Closed	(3)	—	(9)	(6)	(18)
Acquired	—	—	—	2	2
Sold	—	(2)	—	—	(2)
End of Period	585	7	2,006	202	2,800

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	144	144
Closed	—	—	—	(2)	(2)
End of Period	—	—	—	142	142